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                                                                     Exhibit 3.6

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                                                                  EXECUTION COPY

                               NORCRAFT GP, L.L.C.

                              Amended and Restated
                       Limited Liability Company Agreement

                          Dated as of October 21, 2003

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ARTICLE I DEFINITIONS..........................................................1
   1.1     Cross Reference Table...............................................1
   1.2     Certain Definitions.................................................2
ARTICLE II FORMATION, ETC......................................................3
   2.1     Formation...........................................................3
   2.2     Name................................................................3
   2.3     Term................................................................4
   2.4     Purpose.............................................................4
   2.5     Limited Liability...................................................4
   2.6     Agreement...........................................................4
ARTICLE III MEMBERSHIP.........................................................4
   3.1     Admission...........................................................4
   3.2     Capital Contributions...............................................4
   3.3     Additional Members and Interests....................................4
   3.4     Transfer of Interests...............................................5
   3.5     Specific Limitations................................................5
ARTICLE IV MANAGEMENT OF THE COMPANY...........................................5
   4.1     Board of Managers...................................................5
         4.1.1    Initial Designation..........................................5
         4.1.2    Increase in Board............................................6
         4.1.3    Chairman and Vice Chairman of the Board......................6
   4.2     Term................................................................6
   4.3     Action by Board.....................................................6
   4.4     Committees; Subsidiaries............................................6
   4.5     Meetings............................................................7
         4.5.1    Notice.......................................................7
         4.5.2    Special Notice...............................................7
         4.5.3    Proxy Attendance.............................................8
         4.5.4    Quorum.......................................................8
   4.6     Fees and Expenses...................................................8
   4.7     Other Rules.........................................................8
   4.8     Authority of Board of Managers......................................8
   4.9     Officers; Agents....................................................9
   4.10    Certain Transactions................................................9
         4.10.1   TCP Members' Consent.........................................9
         4.10.2   TCP Members' Rights.........................................10
         4.10.3   Buller Members' Consent.....................................10
   4.11    Control of Original Members........................................10
         4.11.1   SKM Member..................................................10
         4.11.2   TCP Member..................................................10
         4.11.3   Buller Member...............................................11
ARTICLE V DISTRIBUTIONS.......................................................11
   5.1     Capital Account....................................................11
   5.2     Allocations........................................................11
   5.3     Distributions......................................................11
   5.4     Withholding........................................................11

                                      -i-

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ARTICLE VI INDEMNIFICATION....................................................11
   6.1     General............................................................11
   6.2     Exculpation........................................................12
   6.3     Persons Entitled to Indemnity......................................12
   6.4     Indemnification Agreements.........................................12
   6.5     Amendment..........................................................12
   6.6     Survival...........................................................12
ARTICLE VII AMENDMENTS TO AGREEMENT...........................................13
   7.1     Amendment..........................................................13
ARTICLE VIII DISSOLUTION OF COMPANY...........................................13
   8.1     Termination of Membership..........................................13
   8.2     Events of Dissolution or Liquidation...............................13
   8.3     Liquidation........................................................13
   8.4     No Further Claim...................................................13
ARTICLE IX GOVERNING LAW......................................................14
   9.1     Governing Law......................................................14
   9.2     Consent to Jurisdiction............................................14
   9.3     WAIVER OF JURY TRIAL...............................................14
   9.4     Exercise of Rights and Remedies....................................15
ARTICLE X MISCELLANEOUS.......................................................15
   10.1    Further Assurances.................................................15
   10.2    General............................................................15
   10.3    Notices, etc.......................................................15
   10.4    Gender and Number..................................................16
   10.5    Severability.......................................................16
   10.6    Headings...........................................................16
   10.7    No Third Party Rights..............................................16
   10.8    Counterparts.......................................................16
   10.9    Registered Office/Agent............................................17
   10.10   Authorized Person..................................................17

                                      -ii-

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                               NORCRAFT GP, L.L.C.

                              AMENDED AND RESTATED
                       LIMITED LIABILITY COMPANY AGREEMENT

     THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (the "Agreement") of Norcraft GP, L.L.C., (the "Company") dated as of October 21, 2003 is among each of the Persons (as hereinafter defined) from time to time party hereto, as Members (as hereinafter defined).

     WHEREAS, the Company was formed as a limited liability company pursuant to the Delaware Limited Liability Company Act by the filing of the Certificate (as hereinafter defined) with the Secretary of State of the State of Delaware on October 10, 2003.

     WHEREAS, the Company is the General Partner of Norcraft Holdings, L.P., a Delaware limited partnership company ("Holdings").

     WHEREAS, certain of the Members (as hereinafter defined) entered into a limited liability company agreement (the "Existing Agreement") dated as of October 10, 2003.

     WHEREAS, the Members (as hereinafter defined) now desire to execute this Agreement to amend the respective rights and obligations of the Members.

     NOW, THEREFORE, in consideration of the mutual covenants expressed herein, the Members hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     1.1 Cross Reference Table. The following terms defined elsewhere in this Agreement in the Sections set forth below will have the respective meanings therein defined.

Terms                  Definition
-----                  ----------
Agreement             Preamble
Board of Managers     Section 4.1.
Buller Managers       Section 4.1.
Capital Account       Section 5.1.
Company               Preamble
Existing Agreement    Recitals
Indemnified Persons   Section 6.1.
Holdings              Recitals
Manager               Section 4.1.
SKM Managers          Section 4.1.
TCP Managers          Section 4.1.

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     1.2 Certain Definitions. The following terms, as used herein, have the following meanings. Capitalized terms not otherwise defined herein shall have the meanings assigned thereto in the Holdings LP Agreement.

     "Act" shall mean the Delaware Limited Liability Company Act (6 Del. C.(S)18-101, et seq.) as amended and in effect from time to time.

     "Affiliate" shall mean, with respect to any specified Person, (i) any Person that directly or through one or more intermediaries controls or is controlled by or is under common control with the specified Person (as used in this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise), provided, however that the Company shall be deemed not to be an Affiliate of any Member, (ii) any Person who is a general partner, member, managing director, manager, or principal of such Person and (iii) any Member of the Immediate Family of such Person or any Person referred to in clauses (i) and (ii) above.

     "Buller Members" shall mean the HMB Norcraft Corp. and each Member to whom the Interests originally held by such Persons are validly transferred in accordance with this Agreement.

     "Certificate" shall mean the Certificate of Formation of the Company and any and all amendments thereto and restatements thereof filed pursuant to the Act.

     "Change of Control" shall mean any sale or other disposition of all or substantially all of the assets of Holdings (including without limitation by way of a merger or consolidation or through the sale of all or substantially all of the equity interests of Holdings or its Subsidiaries (including shares of Blocker Stock, as defined in the Holdings LP Agreement) or sale of all or substantially all of the assets of Holdings and its Subsidiaries, taken as a whole) to another Person (the "Change of Control Transferee") if, immediately after giving effect thereto, any Person (or group of Persons acting in concert) other than the SKM Members, TCP Members or their respective Affiliates will have the power to elect a majority of the members of the board of directors (or other similar governing body with direct or indirect control over management) of the Change of Control Transferee.

     "Closing" shall mean the consummation of the transactions contemplated by the Unit Purchase Agreement dated as of August 29, 2003 by and between Holdings (formerly known as Norcraft Holdings, L.L.C.), Norcraft Companies, L.P. (formerly known as Norcraft Holdings, L.L.C.), Goense, Bounds & Partners B, L.P., the Sellers (as defined therein) and the Sellers' Representatives (as defined therein).

     "Distribution" shall mean cash or property (net of liabilities assumed or to which the property is subject) distributed to a Member in respect of the Member's Interest in the Company.

     "Holdings LP Agreement" shall mean the Amended and Restated Agreement of Limited Partnership of Norcraft Holdings, L.P. dated as of the date hereof, as amended from time to time.

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     "Interest" shall mean with respect to any Member as of any time, such
Member's limited liability company interest in the Company, which includes such Member's Capital Account balance.

     "Initial Public Offering" shall mean an underwritten public offering and sale of equity securities of any successor to Holdings or successor to Holding's Subsidiaries for cash pursuant to an effective registration statement under the Securities Act of 1933, as amended.

     "LTM EBITDA" shall mean, with respect to the twelve month period ending on the last day of the month preceding the determination date, Holding's consolidated earnings before interest, taxes, depreciation and amortization, calculated in accordance with GAAP and consistent with Holdings' and Opco's past practices.

     "Members" shall mean those Persons admitted as members of the Company pursuant to Section 3.1, 3.3 or 3.4, in each such Person's capacity as a member of the Company.

     "Opco" shall mean Norcraft Companies, L.P., a Delaware limited partnership (formerly known as Norcraft Companies, L.L.C.).

     "SKM Members" shall mean SKM Norcraft Corp., a Delaware corporation, and each Member to whom the Interests originally held by such Persons are validly transferred in accordance with this Agreement.

     "Subsidiary" shall mean any Person which is controlled, either directly or indirectly, by the General Partner or Holdings (or other specified Person).

     "TCP Members" shall mean Trimaran Cabinet Corp., a Delaware corporation, and each Member to whom the Interests originally held by such Persons are validly transferred in accordance with this Agreement.

                                   ARTICLE II

                                 FORMATION, ETC.

     2.1 Formation. The Company was formed by the filing of the Certificate with the Secretary of State of the State of Delaware. The rights and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

     2.2 Name. The name of the Company is Norcraft GP, L.L.C. The business of the Company may be conducted under that name or any other name that the Board of Managers deems appropriate or advisable. The Board of Managers shall file, or shall cause to be filed, any fictitious name certificates and similar filings, and any amendments thereto, that the Board of Managers considers appropriate or advisable.

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     2.3 Term. The term of the Company shall continue until the Company is dissolved as hereinafter provided. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate as provided in the Act.

     2.4 Purpose. Subject to the limitations contained elsewhere in this Agreement, the Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary, advisable, convenient or incidental thereto. Without limiting the generality of the foregoing, the Company's primary purpose shall be to serve as the General Partner of each of Holdings and Opco.

     2.5 Limited Liability. Except as otherwise required by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member or Manager shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being Member or Manager. All Persons dealing with the Company shall look solely to the assets of the Company for the payment of the debts, obligations or liabilities of the Company.

     2.6 Agreement. This Agreement shall become effective upon the execution of this Agreement or a counterpart to this Agreement by the SKM Members, TCP Members and Buller Members, and upon such effectiveness the Existing Agreement shall be superseded in its entirety hereby.

                                   ARTICLE III

                                   MEMBERSHIP

     3.1 Admission. Upon the execution of this Agreement or a counterpart of this Agreement, each Person whose name appears on Schedule 3.1 shall be admitted as a Member of the Company and shall hold an Interest in the Company. In addition, additional Members may be admitted in accordance with Section 3.3 or
Section 3.4 of this Agreement upon execution of this Agreement or a counterpart of this Agreement containing an amended Schedule 3.1 reflecting such admission, together with any other documents or instruments required by the Board of Managers in connection therewith.

     3.2 Capital Contributions. The Members shall not be obligated to make any contributions to the capital of the Company.

     3.3 Additional Members and Interests. With the unanimous written consent of all Members, the Board of Managers may issue additional Interests and admit Persons as Members on such terms and conditions as the Board of Managers deems appropriate without the necessity of a capital contribution. As a condition to the issuance of such additional Interests and the Person's admission as a Member, such Person shall execute and deliver to the Company and the other Members a counterpart signature page to this Agreement. Promptly following the issuance of additional Interests, the Board of Managers shall amend the books and records of the Company and this Agreement to reflect the Interests.

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     3.4 Transfer of Interests. Units may not be transferred by any Member except in accordance with this Section 3.4. In connection with a Transfer of Units (directly or indirectly including by way of a sale of Blocker Stock) owned by a Member or its Affiliates in accordance with the Holdings LP Agreement, a Member shall transfer the same relative portion of its Interest to such Person, and such Person shall be deemed a SKM Member, a TCP Member or a Buller Member, based on the designation of the Member transferring the Interests, with the same rights as similarly designated Members (shared proportionately with other SKM Members, TCP Members or Buller Members, respectively, based on the portion of Units of Holdings Transferred); provided, however, that as a condition to the transfer of such Interest and the Person's admission as a Member, such Person shall execute and deliver to the Company and the other Members a counterpart signature page to this Agreement. Immediately following such transfer, the Board of Managers shall amend the books and records of the Company and this Agreement to reflect the transfer and, if the transferor Member shall have transferred all of its Interests, it shall cease to be a Member and shall not be entitled to any Distributions (including any Distributions under Section 18-604 of the Act) from and after the date of such transfer and; and provided, further, that (a) the original SKM Member shall not transfer its Interests in connection with a Sale of Units (directly or indirectly including by way of a sale of Blocker Stock) to a Permitted Transferee unless such Sale constitutes a Change of Control, (b) the original TCP Member shall not transfer its Interests in connection with a Sale of Units (directly or indirectly including by way of a sale of Blocker Stock) to a Permitted Transferee, and (c) the original Buller Member shall not transfer its Interests in connection with a Sale of Units (directly or indirectly including by way of a sale of Blocker Stock) to a Permitted Transferee.

     3.5 Specific Limitations. No Member shall have the right or power to: (a) withdraw or reduce its capital contribution except as a result of the dissolution of the Company or as otherwise provided by the Act in this Agreement, (b) make voluntary capital contributions or contribute any property to the Company other than cash, (c) bring an action for partition against the Company or any Company assets, (d) cause the dissolution of the Company, except as set forth in this Agreement or as required by the Act, or (e) require that property other than cash be distributed upon any Distribution, including any liquidating Distribution.

                                   ARTICLE IV

                            MANAGEMENT OF THE COMPANY

     4.1 Board of Managers.

          4.1.1 Initial Designation. The business of the Company shall be managed by a board of managers (the "Board of Managers"), and the Persons constituting the Board of Managers shall be the "managers" of the Company for all purposes of the Act (each, a "Manager", and collectively, the "Managers") and decisions of the Board of Managers shall be decisions of the "manager" for all purposes of the Act. The Board of Managers shall initially consist of six Managers. The SKM Members holding a majority of Interests held by the SKM Members shall have the right to appoint two Managers and any successors thereto (the "SKM Managers"), each of whom shall be entitled to two and one half votes. The TCP Members holding a majority of Interests held by the TCP Members shall have the right to appoint two Managers and any successors thereto (the

     "TCP Managers"), each of whom shall be entitled to one vote. The Buller Members holding the majority of Interests held by the Buller Members shall have the right to appoint two Managers and any successors thereto (the "Buller Managers"), each of whom shall be entitled to one vote. Upon the effectiveness of this Agreement, the Board of Managers shall consist of:

     Christopher Reilly   SKM Manager
     David Kim            SKM Manager
     Michael Maselli      TCP Manager
     Jay Bloom            TCP Manager
     Mark Buller          Buller Manager
     Herb Buller          Buller Manager

          4.1.2 Increase in Board. The Board of Managers may, by vote or resolution of the Board of Managers increase the size of the Board of Managers, and additional Managers shall be appointed by the action of the Board of Managers; provided, however that the number of votes held by each SKM Manager shall be automatically increased (in half vote increments) to that number of votes necessary for the SKM Managers to retain the majority of the votes capable of being cast by all Managers after giving effect to any such increase.

          4.1.3 Chairman and Vice Chairman of the Board. Herb Buller shall be the Chairman of the Board of Managers and Mark Buller shall be the Vice Chairman of the Board of Managers until such time such person ceases to be a Manager or unless otherwise agreed by the parties.

     4.2 Term. Each Manager shall, unless otherwise provided by law, hold office until such individual is removed by the Person(s) appointing him or her, resigns or dies. Any Manager may be removed by the Person(s) appointing him or her, at any time without giving any reason for such removal. A Manager designated pursuant to Section 4.1.2 may be removed at any time with or without cause by action of the Board of Managers. A Manager may resign by written notice to the Company, which resignation shall not require acceptance and, unless otherwise specified in the resignation notice, shall be effective upon receipt by the Company. Vacancies in the Board of Managers shall be filled as provided in
Section 4.1 above.

     4.3 Action by Board. All decisions of the Board of Managers shall be made by a vote of the Managers holding a majority of the votes capable of being cast by all Managers present in person or by proxy at a meeting at which a quorum is present pursuant to Section 4.5.4 hereof, or if by written consent, Managers holding a majority of the votes capable of being cast by all Managers. Any action required or permitted to be taken at any meeting of the Board of Managers may be taken without a meeting, and shall be treated for all purposes as the act of the Board of Managers if the Managers holding a majority of the votes capable of being cast by all Managers consent thereto in writing.

     4.4 Committees; Subsidiaries. The Board of Managers may, by vote or resolution of the Board of Managers, establish executive, audit and/or compensation committees and delegate to such committees any or all of its powers, which delegated powers may be revoked by action of the Board of Managers at any time. Each such committee shall consist of three members, two designated by the SKM Managers and one designated by the TCP Managers. The Board of Managers may, by vote or resolution of the Board of Managers increase the size of any committee; provided, however that the number of votes held by each SKM Manager on such committee shall be automatically increased (in half vote increments) to that number of votes necessary for the SKM Managers to retain the majority of the votes capable of being cast by all members of such committee after giving effect to any such increase. The Board of Managers may, by vote or resolution of the Board of Managers, establish any other committee and delegate to it any or all of its powers, which delegated powers may be revoked by action of the Board of Managers at any time. The TCP Members shall have the right to appoint one member to such committees. The board of directors or similar governing body, if one exists, of each Subsidiary of the Company shall have substantially the same composition of the Board of Managers unless the holders of a majority of the Interests held by each of the SKM Members, the TCP Members and the Buller Members consent to a different composition.

     4.5 Meetings.

          4.5.1 Notice. Meetings of the Board of Managers may be held at any time and at any place within or without the State of Delaware designated in the notice of the meeting, when called by any two Managers, reasonable notice thereof being given to each other Manager. Reasonable notice shall be by overnight delivery at least two complete business days, by facsimile or electronic mail at least one complete business day, or in person or by telephone at least one complete business day, before the meeting. Notice of a meeting need not be given to any Manager if a written waiver of notice, executed by such Manager before or after the meeting, is filed with the records of the meeting, or to any Manager who attends the meeting without protesting the lack of notice prior to or at the commencement of the meeting. Neither notice of a meeting nor a waiver of a notice need specify the purposes of the meeting.

          4.5.2 Special Notice. Notwithstanding Section 4.5.1, the Board of Managers shall not be permitted to vote on the following actions at a meeting (and shall not be permitted to act by written consent) unless notice of such meeting specified that a vote on such action was to occur (or a draft of such written consent was circulated to each of the Managers in advance of such consent being given): (i) approval of the annual budget of Holdings or its Subsidiaries, (ii) any sale, merger or consolidation, or transfer of all or substantially all of the assets of Holdings or its Subsidiaries, (iii) any issuance of any class of equity securities, debt securities or securities convertible or exchangeable into equity securities of Holdings or its Subsidiaries, (iv) any incurrence of indebtedness for borrowed money by Holdings or its Subsidiaries other than on or about the date of this Agreement and borrowings pursuant to Credit Agreement, (v) any payment of dividends or other distributions to the holders of Holding's equity securities, (vi) the dismissal or hiring of the chief executive officer, chief financial officer or chief operating officer of the Holdings or its Subsidiaries, (vii) any material change in the employment terms or compensation of any of the officers set froth in clause (vi), (viii) any material change in the type of business conducted by Holdings or its Subsidiaries and (ix) any acquisition or disposition of a material portion of Holding's or its Subsidiaries' assets.

          4.5.3 Proxy Attendance. In the event that any Manager is unable to attend any meeting, such Manager may give to any other Manager such nonattending Manager's proxy to exercise such nonattending Manager's voting rights at such meeting. Managers may participate in a meeting of the Board of Managers by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other or by any other means permitted by law and such participation shall constitute presence in person at such meeting.

          4.5.4 Quorum. Except as may be otherwise provided by law, at any meeting of the Board of Managers, the presence in person or by proxy of (a) Managers who hold at least a majority of the aggregate votes capable of being cast by all Managers, (b) at least one TCP Manager and (c) at least one Buller Manager shall constitute a quorum; provided, however, that the presence in person or by proxy of a TCP Manager or Buller Manager shall not be required to constitute a quorum to the extent the Managers holding a majority of the remaining votes capable of being cast by all Managers determine that such Manager deliberately or recklessly failed to attend such meeting in order to prevent a quorum from being present; provided, further, that the Managers holding a majority of the remaining votes capable of being cast shall, in the event the determination is to be made with respect to a TCP Manager, include at least one Buller Manager, and in the event the determination is to be made with respect to a Buller Manager, include at least one TCP Manager. Any meeting may be adjourned from time to time by a majority of the votes cast upon the question, whether or not a quorum is present, and the meeting may be held as adjourned without further notice.

     4.6 Fees and Expenses. Each Manager shall be reimbursed for such Manager's reasonable out-of-pocket expenses incurred in the performance of such Manager's duties as Manager. In the discretion of the Board of Managers, each Manager (other than an employee of the Company or its Subsidiaries) may be paid such fees for such Manager's services as Manager as the Board of Managers from time to time may determine. Nothing contained in this Section shall be construed to preclude any Manager from serving the Company or its Subsidiaries in any other capacity and receiving reasonable compensation therefor.

     4.7 Other Rules. The Board of Managers may adopt such other rules for the conduct of its business that are not inconsistent with this Agreement as it may from time to time deem necessary or appropriate.

     4.8 Authority of Board of Managers. Subject to any provisions of this Agreement which require the consent or approval of one or more Members and any other limitations contained in this Agreement, the Board of Managers shall have the exclusive power and authority to manage the business and affairs of the Company and to make all decisions with respect thereto. Except as may be otherwise expressly provided in this Agreement or any other agreement between such Member and the Company, notwithstanding the last sentence of Section 18-402 of the Act, in no event shall any Member, in its capacity as such, have any right or authority to act for or bind the Company, and no Member in its capacity as such shall take part in or interfere in any manner with the management of the business and affairs of the Company. To the fullest extent permitted by Delaware law, but subject to any specific provisions hereof granting rights to Members and any other limitations contained in this Agreement, the Board of

Managers shall have the power to do any and all acts, statutory or otherwise, with respect to the Company or this Agreement, which would otherwise be possessed by the Members under the laws of the State of Delaware. Subject to any provisions of this Agreement which require the consent or approval of one or more Members and any other limitations contained in this Agreement, the power and authority granted to the Board of Managers hereunder shall include all those necessary or convenient for the furtherance of the purposes of the Company and shall include the power to make all decisions with regard to the management, operations, assets, financing and capitalization of the Company.

     4.9 Officers; Agents. The Board of Managers shall have the power to appoint agents (who may be referred to as officers) to act for the Company with such titles, if any, as the Board of Managers deems appropriate and to delegate to such officers or agents, including any Manager, such of the powers of the Board of Managers, including the power to execute documents on behalf of the Company, as the Board of Managers may in its sole discretion determine. Each officer shall hold office until such officer's respective successor is chosen, unless a shorter period shall have been specified by the terms of such officer's election or appointment, or in each case until such officer sooner dies, resigns, is removed or becomes disqualified. Each agent shall retain its authority at the pleasure of the Board of Managers. Any officer or agent may resign by delivering a written letter of resignation to the Board of Managers, which resignation shall, unless otherwise specified in the letter of resignation, be effective upon receipt. The Board of Managers may remove any officer or agent at any time without giving any reason for such removal and no officer or agent shall be entitled to any damages by virtue of such removal from office or position as agent. Effective immediately upon the Closing, the officers of the Company shall be:

     Chief Executive Officer and President: Mark Buller

     4.10 Certain Transactions.

          4.10.1 TCP Members' Consent. Without the consent of the TCP Members holding the majority of Interests held by the TCP Members, the Company shall not effect and the Board of Managers shall not approve or permit: (a) any agreement or transaction between the Company and any of its Subsidiaries, on the one hand, and any SKM Member or any Affiliate of any SKM Member on the other; provided, however, that this clause (a) shall not apply to (i) the Management and Monitoring Agreement dated as of the Closing between Norcraft Holdings, L.P., Norcraft Companies, L.P. and Saunders Karp & Megrue, LLC as in effect as of the Closing, (ii) any exercise by any SKM Member or its Affiliates of rights as a Limited Partner or a Member, respectively, pursuant to the Holdings LP Agreement or this Agreement including, without limitation, the right to reimbursement for reasonable out-of-pocket fees in accordance with Section 4.6 hereof, and
     (iii) the payment of fees and expenses in connection with the Closing; (b) any acquisition or series of acquisitions of assets by Holdings or its Subsidiaries that has a purchase price in excess of $85,000,000 in the aggregate; (c) the appointment of a successor chief executive officer of Holdings following the termination or resignation of Mark Buller; (d) the Company's consenting to the Transfer of Units not otherwise permitted by the Holdings LP Agreement; or (e) the Transfer of the Company's general partner interest in Holdings except without consideration, in connection with a Transfer of Units pursuant to Article IX of the Holdings LP Agreement, which such consent, with respect to clauses (c), (d) and (e), shall not be unreasonably withheld.

          4.10.2 TCP Members' Rights. In connection with the exercise by the TCP Limited Partner of its rights under Section 13.1 of the Holdings LP Agreement, the Company shall cause and the Board of Managers shall approve and permit the conversion of Holdings into a corporation or other successor entity in accordance with Article XIV of the Holdings LP Agreement if such conversion is necessary to satisfy Holding's obligations under Section 13.1 of the Holdings LP Agreement, and the shares or other equity interests of such corporation or other successor entity shall be divided so that the price per share or equity interest is reasonably acceptable to the managing underwriter of the Public Offering (consistent with the requirements of Article XIV of the Holdings LP Agreement). No conversion pursuant to
     Article XIV of the Holdings LP Agreement shall occur without the consent of the holders of a majority of the Interests held by the TCP Members, except in connection with the consummation of an initial Public Offering or a Change of Control. Any such conversion shall not result in materially adverse tax consequences to the original TCP Limited Partner unless the SKM Limited Partner suffers substantially similar adverse tax consequences.

          4.10.3 Buller Members' Consent. Prior to the second anniversary of the Closing, the Company shall not effect and the Board of Managers shall not approve or permit, without the consent of the Buller Members holding a majority of Interests held by the Buller Members, an Initial Public Offering or any transaction or series of transactions that would result in a Change of Control unless the LTM EBITDA as of the most recently ended fiscal quarter prior to the date of the Initial Public Offering or the execution of a definitive agreement with respect to a transaction or series of transactions the consummation of which would result in a Change of Control is less than the amount set forth on Exhibit 4.10.3 opposite the applicable quarter.

     4.11 Control of Original Members.

          4.11.1 SKM Member. The original SKM Member shall be controlled by SKM Equity Fund III, L.P. or another entity controlled by Saunders Karp & Megrue LLC unless Interests of the original SKM Member are transferred as a result of a Transfer of Units (directly or indirectly including by way of a sale of Blocker Stock) to a Person that is not a Permitted Transferee (unless such Transfer to a Permitted Transferee constitutes a Change of Control, in which case such Interest may be transferred). For purposes of this Section 4.11.1, "control" shall have the meaning contained within the definition of Affiliate.

          4.11.2 TCP Member. The original TCP Member shall be controlled by Trimaran Fund II, LLC or another entity controlled by Trimaran Fund Management, L.L.C. unless Interests of the original TCP Member are transferred as a result of a Transfer of Units (directly or indirectly including by way of a sale of Blocker Stock) to a Person that is not a Permitted Transferee. For purposes of this Section 4.11.2, "control" shall have the meaning contained within the definition of Affiliate.

          4.11.3 Buller Member. The original Buller Member shall be controlled by Herb Buller and/or Mark Buller unless Interests of the original Buller Member are transferred as a result of a Transfer of Units (directly or indirectly including by way of a sale of Blocker Stock) to a Person that is not a Permitted Transferee.

                                    ARTICLE V

                                  DISTRIBUTIONS

     5.1 Capital Account. The Company shall maintain capital accounts for each Member in accordance with Section 704 of the Code and the regulations thereunder (each, a "Capital Account"). The Capital Account of each Member shall be increased by all capital contributions made by such Member and all profits allocated to such Member and be decreased by all distributions to such Member and by all losses allocated to such Member.

     5.2 Allocations. All of the Company's profits and losses shall be allocated to the Members pro rata in accordance with the capital contributions made by each Member or, if no such capital contributions were made, pro rata in accordance with the number of Capital Units (as defined in the Holdings LP Agreement) held by each Member and its Affiliates.

     5.3 Distributions. Subject to the requirements of the Act, the amount and timing of all distributions shall be determined by the Board of Managers. Distributions may be made in cash, securities or other property and shall be made to the Members pro rata in accordance with the balances in their respective capital accounts.

     5.4 Withholding. The Members hereby authorize the Company to withhold and pay over any withholding or other taxes payable by the Company as a result of the Members' status as a Member hereunder.

                                   ARTICLE VI

                                 INDEMNIFICATION

     6.1 General. The Company shall cause Holdings and Opco, on a joint and several basis, to the fullest extent permitted by law, to indemnify, defend, and hold harmless the Board of Managers and each Member and each of the foregoing Person's officers, directors, partners, members, shareholders, employees, employers and agents (all such indemnified persons being referred to as "Indemnified Persons"), from any liability, loss, or damage incurred by the Indemnified Person by reason of any act performed or omitted to be performed by the Indemnified Person in connection with the business of the Company and from liabilities or obligations of the Company imposed on such Indemnified Person by virtue of any such Person's position with the Company, including reasonable attorneys fees and costs and any amounts expended in the settlement of any such claims of liability, loss, or damage; provided, however, that, if the liability, loss, damage, or claim arises out of any action or inaction of an Indemnified Person, indemnification under this Section 6.1 shall be available only if (a) either (i) the Indemnified Person, at the time of such action or inaction, believed, in good faith, that its, his or her course of conduct was in, or not opposed to, the best interests of the Company or (ii) in the case of inaction by the Indemnified Person, the Indemnified Person did not intend its, his or her inaction to be harmful or opposed to the best interests of the Company, and (b) the action or inaction did not constitute fraud, gross negligence, or willful misconduct by the Indemnified Person. The Company shall cause Holdings and Opco, on a joint and several basis, to pay or reimburse attorneys fees of an Indemnified Person as incurred, if such Indemnified Person executes an undertaking to repay the amount so paid or reimbursed if there is a final determination by a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification under this Article VI. The Company may cause Holdings and Opco, on a joint and several basis, to pay for insurance covering liability of the Indemnified Persons for negligence in operation of the Company's affairs.

     6.2 Exculpation. No Indemnified Person shall be liable, in damages or otherwise, to the Company, any of its Subsidiaries, or to any Member for any loss that arises out of any act performed or omitted to be performed by it or him pursuant to the authority granted by this Agreement if (a) either (i) the Indemnified Person, at the time of such action or inaction, believed, in good faith, that such Indemnified Person's course of conduct was in, or not opposed to, the best interests of the Company and its Subsidiaries or (ii) in the case of inaction by the Indemnified Person, the Indemnified Person did not intend such Indemnified Person's inaction to be harmful or opposed to the best interests of the Company or its Subsidiaries and (b) the conduct of the Indemnified Person did not constitute fraud, gross negligence or willful misconduct by such Indemnified Person; provided, however, that nothing in this
Section 6.2 shall be deemed to affect the fiduciary duties of a member of the Board of Managers. No Indemnified Person shall be liable, in damages or otherwise, to the Company, any Member, Holdings, any of its Subsidiaries, the General Partner or to any Limited Partner for any loss that arises out the exercise of rights contained in this Agreement or the Holdings LP Agreement by such Indemnified Person acting in its respective capacity as a Member or Limited Partner of the Company or Holdings.

     6.3 Persons Entitled to Indemnity. Any Person who is within the definition of "Indemnified Person" at the time of any action or inaction in connection with the business of the Company shall be entitled to the benefits of this Article VI as an "Indemnified Person" with respect thereto, regardless whether such Person continues to be within the definition of "Indemnified Person" at the time of such Indemnified Person's claim for indemnification or exculpation hereunder.

     6.4 Indemnification Agreements. The Company may enter into or cause its Subsidiaries to enter into agreements with any of its Members or Managers extending to any such Person the benefits of, or setting forth procedures consistent with applicable law for implementing, the indemnities provided in this Article VI.

     6.5 Amendment. Notwithstanding Article VII, no amendment or repeal of this
Article VI that adversely affects the rights of any Indemnified Person under this Article VI with respect to its acts or omissions at any time prior to such amendment or repeal shall apply to any Indemnified Person without its prior written consent.

     6.6 Survival. This Article VI shall survive any termination of this Agreement.

                                   ARTICLE VII

                             AMENDMENTS TO AGREEMENT

     7.1 Amendment. This Agreement may be modified or amended with the written consent of the holders of the majority of Interests held by each of the SKM Members, the TCP Members and the Buller Members. The Managers shall cause to be prepared and filed any amendment to the Certificate that may be required to be filed under the Act as a consequence of any such amendment or modification.

                                  ARTICLE VIII

                             DISSOLUTION OF COMPANY

     8.1 Termination of Membership. No Member shall resign or withdraw from the Company except as provided in Section 3.4. The death, retirement, resignation, expulsion, bankruptcy or dissolution of any Member or the occurrence of any other event that terminates the continued membership of any Member shall not in and of itself cause the Company to be dissolved or its affairs to be wound up, and upon the occurrence of any such event, the Company shall be continued without dissolution.

     8.2 Events of Dissolution or Liquidation. The Company shall be dissolved upon the happening of any of the following events: (a) the unanimous consent of the Members, (b) the termination of the legal existence of the last remaining Member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining Member of the Company in the Company unless the business of the Company is continued in a manner permitted by this Agreement or the Act, or (c) the entry of a decree of judicial dissolution under
Section 18-802 of the Act.

     8.3 Liquidation. Upon dissolution of the Company for any reason, the Company shall immediately commence to wind up its affairs. A reasonable period of time shall be allowed for the orderly termination of the Company's business, discharge of its liabilities, and distribution or liquidation of the remaining assets so as to enable the Company to minimize the normal losses attendant to the liquidation process. The Company's property and assets or the proceeds from the liquidation thereof shall be distributed (i) in accordance with the Act and
(ii) following satisfaction (whether by payment or the making of reasonable provision for payment) of the Company's liabilities, in accordance with and in proportion to the Members' positive Capital Accounts, as determined after taking into account all Distributions previously made and all allocations pursuant to
Section 5.2. Upon such final accounting, a Manager shall cancel the Certificate in accordance with the Act and the Company's existence as a separate legal entity shall terminate.

     8.4 No Further Claim. Without limitation of the provisions of Section 8.1 and 8.2, upon dissolution, each Member shall look solely to the assets of the Company for the return of its capital, and if the Company's property remaining after payment or discharge of the debts and liabilities of the Company, including debts and liabilities owed to one or more of the Members, is insufficient to return the aggregate capital contributions of each Member, such Members shall have no recourse against the Company, any member of the Board of Managers or any other Member.

                                   ARTICLE IX

                                  GOVERNING LAW

     9.1 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

     9.2 Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of Delaware for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its subsidiaries to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (c) hereby agrees not to commence or maintain any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof or thereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise. Notwithstanding the foregoing, to the extent that any party hereto is or becomes a party in any litigation in connection with which it may assert indemnification rights set forth in this Agreement, the court in which such litigation is being heard shall be deemed to be included in clause (a) above. Each party hereto hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10.3 hereof is reasonably calculated to give actual notice.

     9.3 WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES

THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 9.3 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 9.3 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

     9.4 Exercise of Rights and Remedies. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission or waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

                                    ARTICLE X

                                  MISCELLANEOUS

     10.1 Further Assurances. At any time and from time to time after the date of this Agreement, upon the request of the Board of Managers and at the expense of the Company, each Member shall do and perform, or cause to be done and performed, all such additional acts and deeds, and shall execute, acknowledge, and deliver, or cause to be executed, acknowledged, and delivered, all such additional instruments and documents, as may reasonably be required to effectuate the provisions of this Agreement.

     10.2 General. This Agreement shall be binding upon the executors, administrators, estates, heirs, and legal successors of the Members and contains the entire contract among the Members as to the subject matter hereof.

     10.3 Notices, etc. All notices and other communications required or permitted hereunder shall be effective if in writing and (i) delivered personally, (ii) sent by facsimile, (iii) sent by nationally-recognized overnight courier, or (iv) sent by registered or certified mail, postage prepaid, in each case, addressed as follows:

     If to any Member, at the address of such Member set forth on Schedule 3.1 attached hereto or at such other address as such Member shall have furnished to the Company and each other Member in writing as the address to which notices are to be sent hereunder.

     If to the Company or the Board of Managers, to it care of:

          Norcraft Holdings G.P., L.L.C.
          c/o Saunders, Karp & Megrue, LLC
          262 Harbor Drive
          Stamford, CT 06902
          Attention: Christopher K. Reilly
          Facsimile: (203) 708-6677
          with a copy (which shall not constitute notice) to:

          Ropes & Gray LLP
          One International Place
          Boston, MA 02110-2624
          Attention: Daniel S. Evans, Esq.
          Facsimile: (617) 951-7050

Unless otherwise specified herein, such notices or other communications shall be deemed effective, (a) on the date received, if personally delivered or sent by facsimile during normal business hours, (b) one business day after being sent by nationally-recognized overnight courier or by facsimile after normal business hours and (c) five business days after being sent by registered or certified mail. Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

     10.4 Gender and Number. Whenever required by the context, as used in this Agreement the singular number shall include the plural, the plural shall include the singular, and all words herein in any gender shall be deemed to include the masculine, feminine and neuter genders.

     10.5 Severability. If any provision of this Agreement is determined by a court to be invalid or unenforceable, that determination shall not affect the other provisions hereof, each of which shall be construed and enforced as if the invalid or unenforceable portion were not contained herein. That invalidity or unenforceability shall not affect any valid and enforceable application thereof, and each said provision shall be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent permitted by law. Notwithstanding the foregoing, if any such invalidity or unenforceability shall deprive any party hereto of a material portion of the benefits intended to be provided to such party hereby, the parties shall in good faith seek to negotiate a substitute benefit for such Person, it being understood that it is possible that no such substitute benefit will be able to be so negotiated, in which event the other provisions of this Section 10.5 shall govern.

     10.6 Headings. The headings used in this Agreement are used for administrative convenience only and do not constitute substantive matter to be considered in construing the terms of this Agreement.

     10.7 No Third Party Rights. The provisions of this Agreement are for the benefit of the Company, the Board of Managers and the Members, and no other Person, including creditors of the Company, shall have any right or claim against the Company, any member of the Board of Managers or any Member by reason of this Agreement or any provision hereof or be entitled to enforce any provision of this Agreement.

     10.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10.9 Registered Office/Agent. The registered office required to be maintained by the Company in the State of Delaware pursuant to the Act is c/o the Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The name and address of the registered agent of the Company pursuant to the Act is the Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The Company may, upon compliance with the applicable provisions of the Act, change its registered office or registered agent from time to time in the discretion of the Board of Managers.

     10.10 Authorized Person. Christopher K. Reilly was designated as an "authorized person" within the meaning of the Act, and has executed, delivered and filed the Certificate with the Secretary of State of the State of Delaware. From and after the date hereof, each member of the Board of Managers and such other Persons as may be designated from time to time by the Board of Managers are authorized persons, within the meaning of the Act, to execute, deliver and file any amendments or restatements of the Certificate and any other certificates and any amendments or restatements thereof which are allowed or required to be filed pursuant to the Act and any other certificates and any amendments or restatements thereof necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

IN WITNESS WHEREOF, the parties have executed this Limited Liability Company Agreement as of the day and year first set forth above.

                                        SKM NORCRAFT CORP.


                                        /s/ Christopher Reilly
                                        ----------------------------------------
                                        By: Christopher Reilly
                                        Title: President


                                        TRIMARAN CABINET CORP.


                                        /s/ Steven A. Flyer
                                        ----------------------------------------
                                        By: Steven A. Flyer
                                        Title: President


                                        HMB NORCRAFT CORP.


                                        /s/ Mark Buller
                                        ----------------------------------------
                                        By: Mark Buller
                                        Title: President

                                  Schedule 3.1

SKM Norcraft Corp.

Trimaran Cabinet Corp.

HMB Norcraft Corp.

                                 Exhibit 4.10.3

Most Recently-Ended Fiscal Quarter   LTM EBITDA
----------------------------------   ----------
4Q03                                  $45.2 mm
1Q04                                  $45.5 mm
2Q04                                  $45.8 mm
3Q04                                  $46.2 mm
4Q04                                  $46.5 mm
1Q05                                  $47.6 mm
2Q05                                  $48.8 mm
3Q05                                  $49.9 mm